EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

Company’s Great Cruise Comeback Continues with Approximately 70% of Capacity Operating at Year End Across Company’s Three Brands; Full Fleet Expected to be Operating by Early Second Quarter

Net Booking Volumes Continue Sequential Improvement Post Omicron

Second Half 2022 Booked Position in Line with Strong 2019 and at Higher Pricing

MIAMI, Feb. 24, 2022 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a business update.

“We launched our Great Cruise Comeback in late July 2021 and in five short months, the teams at Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises have restarted operations on 75% of our capacity, safely carrying over 230,000 guests and delivering the unique vacation experiences that our award-winning cruise brands are famous for,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “These last few months have also had their share of challenges caused by the impacts from the Delta and Omicron COVID surges, but despite these challenges which were mostly out of our control, our booked position and pricing remain strong, particularly for the second half of 2022 and into 2023, demonstrating the strong fundamental demand for our cruise offerings.”

Resumption of Cruise Operations

The Company continues to execute on the phased relaunch plans for its 28-ship fleet. Beginning in December 2021, the spread of the Omicron variant of COVID-19, with its increased transmissibility, caused several operational challenges and disruptions, including additional travel restrictions, increased health-related protocols, and certain port closures, which led to the temporary and voluntary cancellation of certain voyages in the fourth quarter of 2021 and first quarter of 2022, and the postponement of the restart of certain of our vessels. By year end 2021, the Company had approximately 70% of its capacity operating, or 75% when including a vessel that had returned to service and subsequently paused due to the inoperability of its scheduled voyages in South Africa during the height of its Omicron surge. Strong ticket pricing and onboard revenue spend drove positive contribution from the fleet that operated in the quarter. Occupancy in the fourth quarter of 2021 was 51.4% reflecting the Company’s self-imposed occupancy limits, the effect of COVID-related booking cancellations and a significant capacity increase from the prior quarter.

As a result of Omicron-related disruptions, the Company now expects to have 85% of its capacity operating by the end of the first quarter of 2022 with the full fleet expected to be back in operation during the early part of the second quarter of 2022. In addition, the Company expects to reach a critical inflection point during the second quarter of 2022 with net cash provided by operating activities turning positive. Based on the current booked position and trajectory, the Company expects to have positive Adjusted Net Income1 for the second half of 2022.

All voyages across the Company’s three brands continue to operate under our robust science-backed SailSAFE health and safety program. As part of this program, our policy requires our entire crew and all guests age 12 and over be fully vaccinated. In addition, our comprehensive SailSAFE protocols include universal COVID-19 testing prior to embarkation. The Company’s stringent vaccination policy applies across all voyages on its three brands as the Company believes this is the safest way to operate in the current global public health environment. In 2021, the Company’s brands safely carried over 230,000 guests who had prevalence rates vastly lower than what has been experienced on land during the pandemic. These health and safety measures will be continuously evaluated and modified, with guidance from the SailSAFE Global Health and Wellness Council, as science, technology and the prevalence of COVID-19 evolve.

The Company has informed the Centers for Disease Control and Prevention (CDC) of its three brands opting into the agency’s COVID-19 Program for Cruise Ships Operating in U.S. Waters, the agency’s voluntary COVID-19 risk mitigation program for foreign-flagged cruise ships operating in U.S. waters.

Booking Environment and Outlook

Net booking volumes at the beginning of the fourth quarter of 2021 continued to demonstrate substantial week-over-week sequential growth after the slowdown in booking activity caused by the Delta variant of COVID-19. Net booking volumes in the latter part of the fourth quarter of 2021 began to be negatively impacted by the Omicron variant of COVID-19, primarily for close-in voyages in the first and second quarters of 2022. In recent weeks, as the Omicron wave subsided, net booking trends have improved sequentially. As a result, the Company’s current cumulative booked position for the first half of 2022 is below the extraordinarily strong levels of 2019 at substantially higher prices even when including the dilutive impact of future cruise credits (FCCs), while booked position for the second half, when the full fleet is expected to be back in operation, is in line with the comparable 2019 period and at higher prices, also including the impact of FCCs. Booked position for each quarter compared to the comparable quarter in 2019 improves sequentially through the year. Booking trends for 2023 demonstrate continued strong demand for sailings in the medium and longer term with booked position and pricing meaningfully higher and at record levels when compared to bookings for 2020 in 2019.

The Company’s advance ticket sales balance was $1.8 billion, including the long-term portion, which includes approximately $0.7 billion of FCCs as of December 31, 2021. Gross advance ticket sales build was approximately $0.7 billion during the quarter, partially offset by over $0.4 billion in revenue recognized for completed voyages and the remaining reduction due to refunds and customer deposits from cancelled voyages announced in January 2022 which were reclassified to refunds payable at year-end.

Liquidity, Cash Burn and Financial Recovery Plan

The Company continues to take proactive measures to enhance liquidity and financial flexibility in the current environment and optimize its balance sheet. As of December 31, 2021, the Company’s total debt position was $12.4 billion and the Company’s liquidity was $2.7 billion, consisting of cash and cash equivalents, short-term investments and a $1.0 billion commitment available through August 15, 2022.

The Company has taken the following additional actions to enhance its liquidity profile and financial flexibility since the end of the third quarter:

  In November 2021, the Company completed a series of balance sheet and cash flow optimization transactions. As a result of these strategic transactions, the Company reduced its annual interest expense, lowered leverage, extended the Company’s debt maturity profile and increased its liquidity. In addition, assuming the 1.125% exchangeable senior notes due 2027 that were issued then are settled entirely in cash, at the Company’s election, the Company will also benefit from a net reduction in its diluted shares outstanding of approximately 5.2 million shares2. For additional details on this transaction view the Company’s press release and investor presentation.
  In February 2022, the Company raised approximately $2.1 billion through a series of debt transactions to further optimize its balance sheet. The proceeds from these transactions were used to redeem all of the outstanding 12.25% senior secured notes due 2024 and 10.250% senior secured notes due 2026, and are expected to be used to make principal payments on debt maturing in the short-term, including to pay any accrued and unpaid interest thereon, as well as related premiums, fees and expenses, in each case. In addition, in connection with these transactions, certain collateral was released, and debt maturities were extended.

The combined benefit of the above transactions is expected to result in annual cash interest expense savings of approximately $75 million, as well as the other benefits mentioned above.

The Company's monthly average cash burn for the fourth quarter of 2021 was approximately $345 million, slightly below the prior estimate of approximately $350 million. Looking ahead, the Company expects first quarter 2022 monthly average cash burn to increase to approximately $390 million driven by the continued phased relaunch of additional vessels. This cash burn rate does not include expected cash inflows from new and existing bookings or contribution from ships that have re-entered service.

Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and expected non-newbuild capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. Future cash burn rate estimates also exclude unforeseen expenses. The fourth quarter 2021 cash burn rate and first quarter 2022 estimate reflect the deferral of debt amortization and previously agreed to newbuild related payments.

“Momentum continues building as we approach 85% of our capacity expected to be in operation at the end of the first quarter. We are keenly focused on executing our financial plan on the path to our next significant milestone as we expect to achieve positive Operating Cash Flow in the second quarter,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We continue to be opportunistic in accessing the capital markets to optimize our capital structure by eliminating high-cost debt incurred during the crisis.”

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1 See “Terminology” and “Non-GAAP Financial Measures” below for additional information about Adjusted Net Income.
2 Actual number of shares issued upon settlement may differ.

Full Year 2021 Results

GAAP net loss was $(4.5) billion or EPS of $(12.33) compared to a net loss of $(4.0) billion or EPS of $(15.75) in the prior year. The Company reported Adjusted Net Loss of $(2.9) billion or Adjusted EPS of $(8.07) in 2021. This compares to Adjusted Net Loss and Adjusted EPS of $(2.2) billion and $(8.64), respectively, in 2020.

Total revenue decreased 49.4% to $0.6 billion in 2021 compared to $1.3 billion in 2020. The adverse impact on revenue was due to the suspension of all cruise voyages in March 2020 through the first half of 2021 and the phased relaunch of certain cruise voyages with ships initially operating at reduced occupancy levels in the second half of 2021 as a result of the COVID-19 pandemic, which resulted in a decrease in Capacity Days of 18.1%.

Total cruise operating expense decreased 5.0% in 2021 to $1.6 billion compared to $1.7 billion in 2020. In 2021, our cruise operating expenses prior to the resumption of cruise voyages were primarily related to crew costs, including salaries, food and other travel costs; fuel; and other ongoing costs such as insurance and ship maintenance, including Dry-dock expenses. The reduction in cruise operating expense in 2021 reflects lower direct costs, such as commissions, in the second half of 2021 due to fewer Capacity Days partially offset by increases in expenses related to our return to service, such as costs related to crew and passenger testing for COVID-19.

Fuel price per metric ton, net of hedges increased to $690 from $599 in 2020. The Company reported fuel expense of $301.9 million in 2021.

Interest expense, net was $2.1 billion in 2021 compared to $482.3 million in 2020. The increase in 2021 primarily reflects losses on extinguishment of debt and debt modification costs of $1.4 billion related to the repurchase of certain exchangeable notes as well as additional debt outstanding at higher interest rates, partially offset by lower LIBOR. 2020 included losses on extinguishment of debt and debt modification costs of $27.8 million.

Other income (expense), net was income of $124.0 million in 2021 compared to expense of $(33.6) million in 2020. In 2021, the income primarily related to gains from derivatives not designated as hedges and foreign currency exchange.

Income tax expense was $5.3 million in 2021 compared to $12.5 million in 2020. In 2020, the tax expense is primarily due to a valuation allowance of $39.6 million recognized in the fourth quarter on certain net operating loss carryforwards partially offset by tax benefits generated by operating losses.

Fourth Quarter 2021 Results

GAAP net loss was $(1.6) billion or EPS of $(4.01) compared to net loss of $(0.7) billion or EPS of $(2.51) in the prior year. The Company reported Adjusted Net Loss of $(765.0) million or Adjusted EPS of $(1.95) in 2021. This compares to Adjusted Net Loss and Adjusted EPS of $(683.8) million and $(2.33), respectively, in 2020.

Revenue increased to $487.4 million compared to $9.6 million in 2020 as cruise voyages resumed in the quarter.

Total cruise operating expense increased 246.7% in 2021 compared to 2020 as cruise voyages continued to resume in the quarter. In 2021, cruise operating expenses were primarily related to crew costs, including salaries, food and other travel costs as ships were prepared to return to service, fuel, costs related to health and safety protocols and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges, increased to $737 from $574 in 2020. The Company reported fuel expense of $125.9 million in the period.

Interest expense, net was $950.0 million in 2021 compared to $159.2 million in 2020. The increase in interest expense primarily reflects losses on extinguishment of debt and debt modification costs of $771.6 million related to the repurchase of certain exchangeable notes as well as additional debt outstanding at higher interest rates, partially offset by lower LIBOR.

Other income (expense), net was income of $66.5 million in 2021 compared to expense of $(1.3) million in 2020. In 2021, the income primarily related to gains from derivatives not designated as hedges and foreign currency exchange.

Outlook

As a result of the COVID-19 pandemic, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the first quarter of 2022 and expects to report a net loss until the Company is able to resume regular voyages. As previously stated, based on its current trajectory and market and public health conditions, the Company expects to have positive Adjusted Net Income for the second half of 2022. The Company does not provide estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

Full Year 2022
Fuel consumption in metric tons	900,000
Fuel price per metric ton, net of hedges	$675
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.07

As of December 31, 2021, the Company had hedged approximately 42% and 24% of its total projected metric tons of fuel consumption for the remainder of 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”), Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	2022		2023	2024
% of HFO Consumption Hedged[1]	32%		15%	-
Average USGC Price / Barrel	$48.36		N/A	-
Average Brent Price / Barrel	$66.50		$64.72	-
% of MGO Consumption Hedged	51%	[1]	33%	-
Average Gasoil Price / Barrel	$70.06		$69.91	-
Total % of Consumption Hedged	42%		24%	-

(1)   USGC derivatives were de-designated for accounting purposes in the fourth quarter of 2020 and first quarter of 2021. Both our USGC and Brent derivatives represent economic hedges and may be designated or re-designated as accounting hedges in the future.

Anticipated non-newbuild capital expenditures for full year 2022 are expected to be approximately $500 million. Due to previously agreed deferrals through first quarter of 2022, the Company’s anticipated expenditures related to ship construction contracts were $1.6 billion, $2.5 billion and $1.4 billion for the years ending December 31, 2022, 2023 and 2024, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $1.0 billion, $2.0 billion and $0.7 billion for the years ending December 31, 2022, 2023 and 2024, respectively.

Interest Expense, net is expected to be approximately $595 million for full year 2022, excluding losses on extinguishment of debt and debt modification costs. Depreciation and Amortization is expected to be approximately $750 million for full year 2022.

Conference Call

The Company has scheduled a conference call for Thursday, February 24, 2022 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2021 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027, comprising approximately 24,000 berths.

About SailSAFE

Norwegian Cruise Line Holdings Ltd. established its SailSAFE health and safety program in response to the unique challenges of the COVID-19 global pandemic to protect guests, crew and communities visited. SailSAFE is a robust and comprehensive health and safety strategy with new and enhanced protocols to create multiple layers of protection against COVID-19. This science-backed plan for a safe and healthy return to cruising was developed in conjunction with a diverse group of globally recognized experts and will be continuously improved, modified and refined using the best available science and technology. For more information on the SailSAFE health and safety program please visit http://www.nclhltd.com/Health-and-Safety.

About the SailSAFE Global Health and Wellness Council

The SailSAFE Global Health and Wellness Council (“Council”) was established by Norwegian Cruise Line Holdings Ltd. to provide expert advice on the implementation, compliance with and continuous improvement of the Company’s SailSAFE health and safety program. The Council will complement the work of the Healthy Sail Panel and continuously evaluate and identify ways to improve health and safety standards, utilizing the best technologies and information available. The Council is cross-functional, diverse and extensively experienced, comprised of four experts at the forefront of their fields and led by Chairman of the Council, Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings from March 2020 until July 2021, we did not have any Capacity Days during the suspension period. Accordingly, we have not presented herein per Capacity Day data for the three months or year ended December 31, 2021 or December 31, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss, Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results. For example, for the year ended December 31, 2020, we incurred $1.6 billion related to impairment losses. We included this as an adjustment in the reconciliation of Adjusted Net Loss since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our ability to weather the impacts of the COVID-19 pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; legislation prohibiting companies from verifying vaccination status; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of interest, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; any further impairment of our trademarks, trade names or goodwill; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. In addition, some of our executive officers and directors have not sold their shares in us since the beginning of the COVID-19 pandemic as a gesture of support for our Company as they navigated us through unprecedented challenges. Now that we have resumed operations, we anticipate that our executive officers and directors may sell shares under Rule 10b5-1 plans beginning in the first quarter of 2022 as part of their ordinary course financial planning. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Edel Cruz
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Revenue
Passenger ticket	$304,875	$7,817	$392,752	$867,110
Onboard and other	182,562	1,762	255,234	412,798
Total revenue	487,437	9,579	647,986	1,279,908
Cruise operating expense
Commissions, transportation and other	95,589	9,703	143,524	380,710
Onboard and other	32,196	2,789	54,037	85,678
Payroll and related	214,214	79,839	537,439	521,301
Fuel	125,921	42,472	301,852	264,712
Food	35,685	5,730	62,999	65,369
Other	214,094	66,459	508,186	375,291
Total cruise operating expense	717,699	206,992	1,608,037	1,693,061
Other operating expense
Marketing, general and administrative	273,632	186,564	891,452	745,345
Depreciation and amortization	182,978	162,903	700,845	717,840
Impairment loss	—	—	—	1,607,797
Total other operating expense	456,610	349,467	1,592,297	3,070,982
Operating loss	(686,872)	(546,880)	(2,552,348)	(3,484,135)
Non-operating income (expense)
Interest expense, net	(950,020)	(159,205)	(2,072,925)	(482,313)
Other income (expense), net	66,489	(1,324)	123,953	(33,599)
Total non-operating income (expense)	(883,531)	(160,529)	(1,948,972)	(515,912)
Net loss before income taxes	(1,570,403)	(707,409)	(4,501,320)	(4,000,047)
Income tax expense	(2,318)	(31,524)	(5,267)	(12,467)
Net loss	$(1,572,721)	$(738,933)	$(4,506,587)	$(4,012,514)

Weighted-average shares outstanding
Basic	391,737,562	293,892,873	365,449,967	254,728,932
Diluted	391,737,562	293,892,873	365,449,967	254,728,932

Loss per share
Basic	$(4.01)	$(2.51)	$(12.33)	$(15.75)
Diluted	$(4.01)	$(2.51)	$(12.33)	$(15.75)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss	$(1,572,721)	$(738,933)	$(4,506,587)	$(4,012,514)
Other comprehensive income (loss):
Shipboard Retirement Plan	98	40	393	345
Cash flow hedges:
Net unrealized gain (loss)	(36,882)	112,030	(110,379)	(51,642)
Amount realized and reclassified into earnings	16,689	19,817	65,017	106,670
Total other comprehensive income (loss)	(20,095)	131,887	(44,969)	55,373
Total comprehensive loss	$(1,592,816)	$(607,046)	$(4,551,556)	$(3,957,141)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,506,647	$3,300,482
Short-term investments	240,000	—
Accounts receivable, net	1,167,473	20,578
Inventories	118,205	82,381
Prepaid expenses and other assets	269,243	154,103
Total current assets	3,301,568	3,557,544
Property and equipment, net	13,528,806	13,411,226
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,300,804	831,888
Total assets	$18,729,837	$18,399,317
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$876,890	$124,885
Accounts payable	233,172	83,136
Accrued expenses and other liabilities	1,059,034	596,056
Advance ticket sales	1,561,336	1,109,826
Total current liabilities	3,730,432	1,913,903
Long-term debt	11,569,700	11,681,234
Other long-term liabilities	997,055	450,075
Total liabilities	16,297,187	14,045,212
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized and 416,891,915 shares issued and outstanding at December 31, 2021 and 490,000,000 shares authorized and 315,636,032 shares issued and outstanding at December 31, 2020	417	316
Additional paid-in capital	7,513,725	4,889,355
Accumulated other comprehensive income (loss)	(285,086)	(240,117)
Retained deficit	(4,796,406)	(295,449)
Total shareholders' equity	2,432,650	4,354,105
Total liabilities and shareholders' equity	$18,729,837	$18,399,317

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(4,506,587)	$(4,012,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	758,604	739,619
Impairment loss	—	1,607,797
Deferred income taxes, net	78	12,765
Gain on derivatives	(39,842)	(8,501)
Loss on extinguishment of debt	1,399,816	10,480
Provision for bad debts and inventory obsolescence	19,284	31,756
Gain on involuntary conversion of assets	(9,486)	(1,496)
Share-based compensation expense	124,077	111,297
Payment-in-kind interest premium	—	19,349
Net foreign currency adjustments	(9,865)	8,584
Changes in operating assets and liabilities:
Accounts receivable, net	(1,159,998)	30,797
Inventories	(37,481)	10,555
Prepaid expenses and other assets	24,004	(89,528)
Accounts payable	152,026	(21,419)
Accrued expenses and other liabilities	295,451	(193,938)
Advance ticket sales	521,910	(811,846)
Net cash used in operating activities	(2,468,009)	(2,556,243)
Cash flows from investing activities
Additions to property and equipment, net	(752,843)	(946,545)
Purchases of short-term investments	(1,010,000)	—
Proceeds from maturities of short-term investments	770,000	—
Cash paid on settlement of derivatives	(23,496)	(31,520)
Other	12,295	2,703
Net cash used in investing activities	(1,004,044)	(975,362)
Cash flows from financing activities
Repayments of long-term debt	(2,113,063)	(892,481)
Proceeds from long-term debt	2,601,317	6,075,090
Common share issuance proceeds, net	2,665,843	1,541,708
Proceeds from employee related plans	3,141	5,557
Net share settlement of restricted share units	(16,687)	(15,407)
Early redemption premium	(1,354,882)	(1,376)
Deferred financing fees	(107,451)	(133,880)
Net cash provided by financing activities	1,678,218	6,579,211
Net increase (decrease) in cash and cash equivalents	(1,793,835)	3,047,606
Cash and cash equivalents at beginning of the period	3,300,482	252,876
Cash and cash equivalents at end of the period	$1,506,647	$3,300,482

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2021	2020	2021	2020

Passengers carried		174,517	—	232,448	499,729
Passenger Cruise Days		1,376,243	—	1,778,899	4,278,602
Capacity Days		2,675,353	—	3,376,703	4,123,858
Occupancy Percentage		51.4%		52.7%	103.8%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2021			2021
		Constant			Constant
	2021	Currency	2020	2021	Currency	2020
Total cruise operating expense	$717,699	$717,086	$206,992	$1,608,037	$1,601,030	$1,693,061
Marketing, general and administrative expense	273,632	273,739	186,564	891,452	887,970	745,345
Gross Cruise Cost	991,331	990,825	393,556	2,499,489	2,489,000	2,438,406
Less:
Commissions, transportation and other expense	95,589	95,527	9,703	143,524	143,186	380,710
Onboard and other expense	32,196	32,196	2,789	54,037	54,037	85,678
Net Cruise Cost	863,546	863,102	381,064	2,301,928	2,291,777	1,972,018
Less: Fuel expense	125,921	125,921	42,472	301,852	301,852	264,712
Net Cruise Cost Excluding Fuel	737,625	737,181	338,592	2,000,076	1,989,925	1,707,306
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	905	905	666	3,619	3,619	2,665
Non-cash share-based compensation (2)	35,103	35,103	30,288	124,077	124,077	111,297
Adjusted Net Cruise Cost Excluding Fuel	$701,617	$701,173	$307,638	$1,872,380	$1,862,229	$1,593,344

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss	$(1,572,721)	$(738,933)	$(4,506,587)	$(4,012,514)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,003	992	4,012	3,967
Non-cash share-based compensation (2)	35,103	30,288	124,077	111,297
Extinguishment and modification of debt (3)	771,587	—	1,428,813	27,795
Amortization of intangible assets (4)	—	1,510	—	9,831
Impairment loss (5)	—	—	—	1,633,337
Non-cash interest on beneficial conversion feature and payment-in-kind premium (6)	—	22,382	—	26,082
Adjusted Net Loss	$(765,028)	$(683,761)	$(2,949,685)	$(2,200,205)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	391,737,562	293,892,873	365,449,967	254,728,932
Diluted loss per share	$(4.01)	$(2.51)	$(12.33)	$(15.75)
Adjusted EPS	$(1.95)	$(2.33)	$(8.07)	$(8.64)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are primarily included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Impairment loss consists of goodwill, trade name and property and equipment impairments. The impairments of goodwill and trade names are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(6) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes and additional payment-in-kind interest recognized upon transfer to the debt principal, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss	$(1,572,721)	$(738,933)	$(4,506,587)	$(4,012,514)
Interest expense, net	950,020	159,205	2,072,925	482,313
Income tax expense	2,318	31,524	5,267	12,467
Depreciation and amortization expense	182,978	162,903	700,845	717,840
EBITDA	(437,405)	(385,301)	(1,727,550)	(2,799,894)

Other (income) expense, net (1)	(66,489)	1,324	(123,953)	33,599
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	905	666	3,619	2,665
Non-cash share-based compensation (3)	35,103	30,288	124,077	111,297
Impairment loss (4)	—	—	—	1,607,797
Adjusted EBITDA	$(467,886)	$(353,023)	$(1,723,807)	$(1,044,536)

(1) Primarily consists of gains and losses, net for forward currency exchanges and derivatives not designated as hedges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Impairment loss consists of goodwill and trade name impairments.